Exhibit 99.1

Acutus Medical Announces Agreements to Fund Strategic Growth Priorities

Carlsbad, Calif. – April 27, 2022 – Acutus Medical, Inc. (“Acutus” or the “Company”) (Nasdaq: AFIB), an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated, today announced a commitment letter from Deerfield Management Company (“Deerfield”), to refinance its existing debt with a new longer-term credit facility, and in conjunction with the refinancing, a definitive agreement to sell the Company’s left-heart access portfolio to Medtronic. The combination of these two transactions, taken together with the company’s recently completed restructuring, will result in a comprehensive recapitalization of the business to fund the Company’s strategic growth priorities.

“This set of initiatives is an important milestone for Acutus and is the result of the strategic reprioritization we announced earlier this year,” said Vince Burgess, President & CEO of Acutus Medical. “The extended maturity from our refinancing along with proceeds from the definitive agreement to sell our left-heart access portfolio will allow us to intensify our focus on driving the adoption of our electrophysiology mapping and therapy solutions as well as improving our operational and financial performance.”

Debt Refinancing
Acutus has signed a commitment letter to refinance its existing debt facility. The existing debt facility, which has a maturity date of May 20, 2024, will be replaced with a new debt facility in conjunction with the left-heart access portfolio sale. The new debt facility with Deerfield will include $35 million in aggregate principal with a maturity date five-years from the closing of the loan, as well as amortization payments becoming due 36, 48 and 60 months following the closing of the loan. We expect to issue warrants to purchase our common stock to Deerfield in connection with the refinancing.

Left-Heart Access Portfolio Sale
The sale of the Company’s left-heart access portfolio includes the AcQCross™ line of sheath-compatible septal crossing devices, the AcQGuide® MINI integrated crossing device and sheath, the AcQGuide® FLEX steerable introducer with integrated transseptal dilator and needle, and the AcQGuide® VUE steerable sheath.

Under the terms of the agreement, Medtronic will make an upfront cash payment to Acutus of $50 million upon the initial closing of the transaction, subject to the satisfaction of customary closing conditions, including expiration or early termination of all applicable waiting periods (and any extensions thereof) under applicable antitrust laws, and the closing of the Company’s debt refinancing, as well as contingent consideration payments over time based on the achievement of certain milestones and future sales.

Advisors
Perella Weinberg Partners acted as financial advisor to Acutus, and Davis, Polk, & Wardwell served as legal advisors to the Company. Katten Muchin Rosenman LLP acted as legal advisors to Deerfield.

About Acutus Medical, Inc.
Acutus is an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated. Acutus is committed to advancing the field of electrophysiology with a unique array of products and technologies which will enable more physicians to treat more patients more efficiently and effectively. Through internal product development, acquisitions and global partnerships, Acutus has established a global sales presence delivering a broad portfolio of highly differentiated electrophysiology products that provide its customers with a complete solution for catheter-based treatment of cardiac arrhythmias. Founded in 2011, Acutus is based in Carlsbad, California.

Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of its products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase the Company’s systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States and globally, including changes in government reimbursement of procedures, dependence upon third-party vendors and distributors, timing of regulatory approvals, the impact of the coronavirus (COVID-19) pandemic and Acutus’ response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission, as well as satisfaction of conditions in connection with the closing of the transactions described herein. By making these forward-looking statements, Acutus undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:	Media Contact:
Caroline Corner	Holly Windler
Westwicke ICR	M: 619-929-1275
D: 415-202-5678	media@acutusmedical.com
caroline.corner@westwicke.com